Exhibit 99.01

Press Release www.shire.com

Elections for Interim Dividend in Respect of the Six Months to December 31, 2012

March 1, 2013 - Shire plc (LSE: SHP, NASDAQ: SHPG), announced on February 14, 2013 an interim dividend of 14.60 US cents per Ordinary Share payable on April 9, 2013 to shareholders on the register of members at the close of business on March 8, 2013.

Shareholders are reminded that the final date for submission of elections to receive UK sourced dividends via the income access share arrangements is March 8, 2013.

In the absence of any such elections, previous elections or deemed elections will remain in force.

Shareholders who do not elect (or have not been deemed to elect) to receive UK sourced dividends through the income access share arrangements are reminded that their dividends will be Irish sourced and subject to Irish dividend withholding tax unless the Company's Registrars are in possession of a valid exemption form by 5pm on March 8, 2013.  Exemption forms may be submitted by email to queries.dividend.planning@equiniti.com

Enquiries may be addressed to the Company Registrars' Dividend Planning Team on + 44 (0) 1903 854 268.

Tony Guthrie

Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX